UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2007

WESTERN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51736
(Commission File Number)

20-5854735
(IRS Employer Identification No.)

2 Sheraton Street, London, UK W1K 3AJ
(Address of principal executive offices and Zip Code)

44 207 479 4800
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry into a Material Definitive Agreement

On December 4, 2007, we entered into a memorandum of intent (“MOI”) with Coastal Petroleum Company (“Coastal Petroleum”) for the acquisition of four highly graded Lodgepole Reef Prospects located in Slope County, North Dakota.

The lease assignments are subject to the agreement between Suncor Energy (Natural Gas) America Inc. (“Suncor”) and Oil For America, LLC (“OFA”) and a back-in working interest to Coastal Petroleum of 20% after payout. The leases assigned by Suncor to OFA and to Coastal Petroleum cover all rights below the Tyler formation, including the Lodgepole formation, and have an 80% net revenue interest.

We have agreed to pay $80,000 for the four Lodgepole Reef Prospects. $40,000 of that money will come from $40,000 that we have already advanced to Coastal pursuant to a memorandum of understanding dated November 29, 2007. The project pursuant to the memorandum of understanding, which is attached here as an exhibit, has been delayed because government permits will not be provided in that area for that type of drilling until the spring. Because of this delay, we have arranged with Coastal Petroleum to use the money we would have spent on exploring the in acquiring and exploring different prospects. When the drilling permits are available, we intend to provide an additional $40,000 to carry out the exploration made possible under the memorandum of understanding.

Although we do not consider the memorandum of understanding and the assignment of rights to the first two Lodgepole Reef Prospects as material events for our company, as we intend to add more prospects in the area, the prospects as a whole are becoming material. We attach here as exhibits the memorandum of understanding, assignment agreement and farmout agreement relating to the first two Lodgepole Reef Prospects.

On December 7, Coastal Petroleum Company (“Coastal Petroleum”) sent us written confirmation that it accepted and agreed with the delay to the exploration of the Lodgepole Reef Prospects and the reallocation of the funds.

Item 9.01            Financial Statements and Exhibits

10.1	Memorandum of Understanding with Coastal Petroleum, dated December 4, 2007

10.2	Letter from Western Standard Energy Corp. to Coastal Petroleum Company

10.3	Assignment Agreement

10.4	Farmout Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN STANDARD ENERGY CORP.

By: /s/ Dan Bauer

Dan Bauer
President and Director

December 10, 2007